EXHIBIT 99.1
Alcatel-Lucent to build out MetroPCS’ Advanced Wireless services spectrum in seven markets including Northeastern U.S.
MetroPCS extends existing Alcatel-Lucent contract to support growth in current PCS markets
Dallas and Murray Hill, NJ, December 10, 2007 — MetroPCS Wireless, Inc., a wholly-owned indirect subsidiary of MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of unlimited wireless communications service for a flat-rate with no signed contract, and Alcatel-Lucent (Euronext Paris and NYSE: ALU) today announced a three and one-half-year extension of their existing agreement to include, among other things, Alcatel-Lucent’s third-generation (3G) CDMA2000® mobile networking solutions to build out MetroPCS’ AWS spectrum in New York, Boston, Philadelphia, Las Vegas, Detroit, Dallas and Los Angeles. Currently, MetroPCS offers PCS service in the Miami, Orlando, Sarasota, Tampa, Atlanta, Dallas, Detroit, San Francisco, Los Angeles and Sacramento metropolitan areas.
Alcatel-Lucent will continue to provide to MetroPCS a range of base stations designed to fit a wide variety of deployment scenarios, both in new and existing markets, including high-capacity Macro base stations, medium-capacity Sub-Compact base stations and Low-Power base stations for in-building applications. Alcatel-Lucent also will provide maintenance and professional services, including network optimization, design and engineering.
“Our customers want the most value for their dollar and our unlimited flat-rate service offers a compelling value proposition, which is evident by the remarkable continued growth of our subscriber base,” said Roger D. Linquist, MetroPCS’ Chairman of the Board and Chief Executive Officer. “Alcatel-Lucent has been a valued and trusted partner in the evolution of our network since the launch of our initial markets. We look forward to continuing that relationship and for Alcatel-Lucent to provide us with the technology and solutions we need to further evolve and grow our network.”
“This is a significant win for Alcatel-Lucent and our continued relationship with MetroPCS is confirmation of the confidence they have in our CDMA solution and CDMA technology in general,” said Cindy Christy, president of Alcatel-Lucent’s Americas region. “That MetroPCS has chosen Alcatel-Lucent to build out its initial AWS markets speaks volumes regarding the quality of our products, of our technology and of the people who provide them.”
In addition, MetroPCS will deploy the Alcatel-Lucent AnyPath Messaging System in its network, integrating existing call answering and voice messaging capabilities with a wide array of next-generation, media-rich applications, including: advanced multimedia, mobile data, unified communications, video mail, speech-enabled and real-time voice portal applications.
MetroPCS also will leverage the Alcatel-Lucent Market Advantage Program (MAP) as the company continues to expand its network and offer mobile high-speed data services to its enterprise and residential customers. MAP is a global program designed to help Alcatel-Lucent’s customers and business partners identify market opportunities, develop marketing plans and speed profitable service launches.
CDMA2000 is a registered trademark of the Telecommunications Industry Association.

About MetroPCS Communications, Inc.
Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of unlimited wireless communication service for a flat-rate with no signed contract. MetroPCS owns licenses or has access to wireless spectrum covering a population of approximately 140 million people in 14 of the top 25 largest metropolitan areas in the United States. As of September 30, 2007, MetroPCS had approximately 3.7 million subscribers and offers service in the Miami, Orlando, Daytona Beach, Melbourne, Sarasota, Tampa, Atlanta, Dallas, Detroit, Los Angeles, San Francisco, and Sacramento metropolitan areas. For more information please visit www.metropcs.com.
About Alcatel-Lucent
Alcatel-Lucent (Euronext Paris and NYSE: ALU) provides solutions that enable service providers, enterprises and governments worldwide, to deliver voice, data and video communication services to end-users. As a leader in fixed, mobile and converged broadband networking, IP technologies, applications, and services, Alcatel-Lucent offers the end-to-end solutions that enable compelling communications services for people at home, at work and on the move. With operations in more than 130 countries, Alcatel-Lucent is a local partner with global reach. The company has the most experienced global services team in the industry, and one of the largest research, technology and innovation organizations in the telecommunications industry. Alcatel-Lucent achieved adjusted proforma revenues of Euro 18.3 billion in 2006 and is incorporated in France, with executive offices located in Paris. [All figures exclude impact of activities to be transferred to Thales]. For more information, visit Alcatel-Lucent on the Internet: http://www.alcatel-lucent.com

MetroPCS Press Contacts
Diane McKenna	Tel : +1 214-265-2595

MetroPCS Investor Relations
Keith Terreri Tel : +1 214-571-4641

Alcatel-Lucent Press Contacts
Denise Panyik-Dale	Tel :+ 1 908-582-4897	dpanyikdale@alcatel-lucent.com
Mary Ward	Tel :+ 1 908-582-7658	maryward@alcatel-lucent.com

Alcatel-Lucent Investor Relations
Scott Ashby	Tel: + 33 (0)1 40 76 29 90	scott.ashby@alcatel-lucent.com
Maria Alcon	Tel: + 33 (0)1 40 76 15 17	maria.alcon@alcatel-lucent.com
John DeBono	Tel: + 1 908-582-7793	debono@alcatel-lucent.com
Tony Lucido	Tel: + 33 (0)1 40 76 49 80	alucido@alcatel-lucent.com
Don Sweeney	Tel: + 1 908-582-6153	dsweeney@alcatel-lucent.com